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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                              BIOCHEM PHARMA, INC.

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                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE

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                         (Title of Class of Securities)

                                    09058T108
                               -------------------
                                 (CUSIP Number)

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              (Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   09058T108
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       1.    Names of Reporting Persons.

             I.R.S. Identification Nos.  of above persons (entities only).

             BB BIOTECH AG

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       2.    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)

             (b)

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       3.    SEC  Use Only

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       4.    Citizenship or Place of Organization
                        SWITZERLAND

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Number of              5.   Sole Voting Power
Shares Bene-                         -0-
ficially
Owned by Each           --------------------------------------------------------
Reporting
Person With:           6.   Shared Voting Power

                                     1,027,500

                        --------------------------------------------------------

                       7.   Sole Dispositive Power

                                     -0-

                        --------------------------------------------------------

                       8.   Shared Dispositive Power

                                     1,027,500

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        9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                                     1,027,500

       10.   Check if the Aggregate Amount in Row (11) Excludes Certain shares

       11. Percent of Class Represented by amount in Row (11)

                                     0.94%

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       12.   Type of Reporting Person (See Instructions)

                                     HC, CO

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                                Page 2 of 8 pages
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CUSIP No. 09058T108

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          1.    Names of Reporting Persons.

                I.R.S. Identification Nos.  of above persons (entities only).

                BIOTECH FOCUS S.A.

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          2.    Check the Appropriate Box if a Member of a Group
                (a)
                (b)

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          3.    SEC  Use Only

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          4.    Citizenship or Place of Organization

                        PANAMA

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Number of               5.   Sole Voting Power
Shares Bene-                          -0-
ficially                --------------------------------------------------------
Owned by Each
Reporting               6.   Shared Voting Power
Person With:

                                      1,027,500

                        --------------------------------------------------------

                        7.   Sole Dispositive Power

                                      -0-

                        --------------------------------------------------------

                        8.   Shared Dispositive Power

                                      1,027,500

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          9.   Aggregate Amount Beneficially Owned By Each Reporting Person

                                      1,027,500

         10.   Check if the Aggregate Amount in Row (11) Excludes Certain shares

         11. Percent of Class Represented by amount in Row (11)

                                      0.94%

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         12.   Type of Reporting Person

                                       CO

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CUSIP No.   09058T108

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         ITEM 1.

     (a)   Name of Issuer

                 Biochem Pharma, Inc.

     (b)   Address of Issuer's Principal Executive Offices

                 275 Frappier Boulevard,

                 Laval, Quebec, Canada H7V 4A7.

ITEM 2.

     (a)   Name of Person Filing

                 BB Biotech AG ("BB Biotech")

                 Biotech Focus S.A.  ("Biotech Focus")

     (b) Address of Principal Business Office or, if none, Residence

                 BB Biotech                      Biotech Focus

                 Vordergasse 3                   Swiss Bank Tower

                 8200 Schaffhausen               Panama 1

                 CH/Switzerland                  Republic of  Panama

     (c)   Citizenship

                 See Item No. 4 of cover pages.

     (d)   Title of Class of Securities

                 Common Stock, No Par Value Per Share

     (e)   CUSIP Number

                 09058T108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

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CUSIP No.   09058T108

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     (e)   [ ] An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

                 1,027,500

     (b) Percent of class:

                 0.94%

     (c) Number of shares as to which the person has:

                 (i)    Sole power to vote or to direct the vote

                               -0-

                 (ii) Shared power to vote or to direct the vote

                               1,027,500

                 (iii) Sole power to dispose or to direct the disposition of

                               -0-

                 (iv) Shared power to dispose or to direct the disposition of

                               1,027,500

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CUSIP No.   09058T108

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     This statement is filed jointly by BB Biotech and Biotech Focus. Biotech Focus is a wholly-owned subsidiary of BB Biotech.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.   09058T108

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                                   SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          BB BIOTECH AG


Date: February 14, 2000                  By:    /s/ N. FREY
                                                ----------------------
                                         Name:  N. Frey
                                                -----------------------


Date: February 14, 2000                  By:    /s/ D. RACNJAK
                                                -----------------------
                                         Name:  D. Racnjak
                                                -----------------------

                                                -----------------------


                                         BIOTECH FOCUS S.A.

Date: February 14, 2000                  By:    /s/ N. FREY
                                                -----------------------
                                         Name:  N. Frey
                                                -----------------------

                                                -----------------------


Date: February 14, 2000                  By:    /s/ D. RACNJAK
                                                ----------------------
                                         Name:  D. Racnjak
                                                ----------------------

                                                ----------------------
                                                 Signatory Authority

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CUSIP No.   09058T108

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                                  EXHIBIT INDEX

Exhibit 1: Agreement by and between BB Biotech and Biotech Focus with respect to the filing of this disclosure statement.*
























---------------------
* Previously filed.

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